UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2013

POSITIVEID CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws

On April 18, 2013, the stockholders of PositiveID Corporation (the “Company”) voted to approve an amendment to the Company's Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to affect a reverse stock split of the Company's common stock. On the same date, the Company's Board of Directors authorized a reverse stock split of the Company's common stock at a ratio of one-for-twenty-five (the “Reverse Stock Split”) and an effective date and record date of April 23, 2012 for the Reverse Stock Split.

On April 18, 2013, the Company filed a Certificate of Amendment of the Company's Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to affect the Reverse Stock Split. The Certificate of Amendment provides that the Reverse Stock Split becomes effective as of 12:01 a.m., on April 23, 2013 (the “Effective Time”), at which time every twenty-five (25) shares of the Company's issued and outstanding common stock were automatically combined into one (1) issued and outstanding share of the Company's common stock, without any change in the par value per share. No fractional shares will be issued as a result of the Reverse Stock Split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the volume weighted average price of the Company's common stock as reported on April 22, 2013 on the Over the Counter Bulletin Board Market. The Company's transfer agent will provide instructions to stockholders regarding the process for exchanging shares. A copy of the Certificate of Incorporation, as amended, is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Trading of the Company's common stock will continue on the OTC Bulletin Board on a Reverse Stock Split-adjusted basis. The Company’s ticker symbol will be PSID.D for approximately 20 trading days after the split to designate that it is trading on a post-reverse split basis. As a result of the reverse stock split, the number of outstanding common shares will be reduced to approximately 15 million shares.The new CUSIP number for the Company's common stock following the Reverse Stock Split is 73740J 308.

A copy of the press release announcing the Reverse Stock Split is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

On April 18, 2013, the Company held a Special Meeting of Stockholders (the “Special Meeting”). The sole proposal submitted to a vote of the stockholders at the Special Meeting and the results of the voting on such proposal are noted below:

Authorization of the Board of Directors, in its discretion, to amend the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to affect a reverse stock split of the Company’s common stock at a ratio in the range of 1-for-10 to 1-for-25, such ratio to be determined by the Board of Directors:

Votes For	Votes Against	Votes Withheld	Broker Non-Votes

190,389,632	94,285,718	706,049	0

52.58%	26.04%	0.19%	0%

Based on the votes set forth above, the proposal to approve the amendment to the Company's certificate of incorporation to effect the reverse stock split received the affirmative vote of a majority of the outstanding shares of the Company's common stock as of the record date of the Special Meeting and thus has been approved.

Item 8.01 Other Events

On April 22, 2013, the Company entered into a Letter Agreement with VeriTeQ Acquisition Corporation ("VeriTeQ"). The purpose of this agreement is to: (1) define the level of financial support of VeriTeQ over the months of April and May, 2013 under its existing shared services agreement, (2) the terms under which VeriTeQ will make repayments to the Company under the shared services agreement and note owed by VeriTeQ to the Company, and (3) a correction to one of the schedules to the Asset Purchase Agreement dated August 28, 2012.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description
	3.1	Second Amended and Restated Certificate of Incorporation of PositiveID Corporation, as amended

	99.1	Press release dated April 22, 2013 announcing the Reverse Stock Split

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: April 22, 2013	/s/ William J. Caragol

William J. Caragol
Chief Executive Officer